 Exhibit 10.22

Jeffrey J. Hurd Executive Vice President Human Resources & Communications 180 Maiden Lane, 41st Fl New York, NY 10038 T 212 770-7292 F 212 770-9817 Jeffrey.Hurd@aig.com

August 14, 2013

Mr. Kevin Hogan

Rebbergstrassse 12

Rueschlikon 8803

Switzerland

Dear Kevin,

We are pleased to confirm the terms of your joining American International Group, Inc. (“AIG”):

•         Start Date.  Your start date will October 14, 2013.

•         Position.  On your Start Date, you will serve as Chief Executive Officer, Global Consumer Insurance, AIG Property Casualty, and as an Executive Vice President of AIG.  In this capacity, you will be a member of the AIG Executive Group and report directly to the Chief Executive Officer of AIG Property Casualty, Peter Hancock.

•         Location & Employer.  You will be based in Zurich, Switzerland and employed directly by AIG Europe Limited, London, Zurich Branch (your “Employer”).

•         Total Direct Compensation.  Your initial annual target direct compensation will be US$5,500,000, as follows:

•         Base Salary.  Your initial base cash salary will be at a rate of US$900,000 per year.

•         Short Term Incentive.  Your initial annual incentive target will be US$1,600,000.

Annual incentives are currently determined and paid in accordance with the AIG Short-Term Incentive Plan.  The actual amount earned ranges from 0% to 187.5% of your target award, based on a combination of funding of the incentive pool for your business unit (ranging from 0% to 125%) and your individual performance (ranging from 0% to 150%), each as determined in AIG’s discretion.  For 2013, provided you are still an employee of AIG on the date the incentive award is paid, your earned incentive award for 2013 will be no less than target (and will not be prorated), will vest immediately upon grant and will be payable 50% in March 2014 and 50% in March 2015.

•         Long Term Incentive.  For 2013, you will receive an award under the AIG 2013 Long Term Incentive Plan of performance share units (“PSUs”) based on a 2013 LTI target award of US$3,000,000 for the three-year performance period covering January 2013 through December 2015.

The number of PSUs granted will be determined by dividing the approved LTI target award by the monthly average closing price of a share of AIG Common Stock for June.  Following the performance period, in the first quarter of 2016, the number of PSUs earned (from 0% to 150%) will be determined in accordance with the plan.  Earned PSUs will vest in three equal installments, on January 1 of each 2016, 2017 and 2018, and each installment will be delivered in shares of AIG Common Stock no later than April 2016, January 2017 and January 2018, respectively.

•         Introductory Bonus.  In consideration of compensation foregone from your current employer, you will receive an introductory bonus of US$3,250,000, payable US$1,300,000 on April 15, 2014; US$1,150,000 on April 15 2015; and US$800,000 on April 15, 2016, provided you have not resigned your employment (other than for Good Reason as defined below) or been terminated by AIG for Cause (as defined in the enclosed Introductory Bonus Agreement) prior to the payment date and subject to the terms and conditions of the enclosed Introductory Bonus Agreement.

•         Benefits.  You will be entitled to benefits consistent with senior executives of AIG and reimbursement of reasonable business expenses, in each case in accordance with applicable AIG policies as in effect from time to time.  In particular, (1) while based in Switzerland, you will receive medical, dental, retirement and other benefits equivalent to those under our International Assignment Payroll, Personnel and Benefit Practices and in accordance with the terms and conditions of the governing plan documents, (2) if during this period you spend a significant amount of business time in a location other than Zurich, you will be provided a suitable apartment in that location and (3) for 2013, you will be able to use 10 days of paid time off and, for 2014, you will be able to use 30 days of paid time off (accruing in accordance with the terms set forth in the Employee Handbook).  In addition, your Employer will reimburse you for up to US$20,000 in legal fees incurred in the review of your employment arrangement.

•         Executive Severance Plan.  Beginning as of your Start Date, you will participate in AIG’s Executive Severance Plan at grade level 29.

•         Clawback Policy.  Any bonus, equity or equity-based award or other incentive compensation granted to you will be subject to the AIG Clawback Policy (and any other AIG clawback policies as may be in effect from time to time).

•         Indemnification and Cooperation.  During and after your employment, AIG will indemnify you in your capacity as a director, officer, employee or agent of AIG to the fullest extent permitted by applicable law and AIG’s charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as AIG’s other executive officers.  AIG agrees to cause any successor to all or substantially all of the business or assets (or both) of AIG to assume expressly in writing and to agree to perform all of the obligations of AIG in this paragraph.

You agree (whether during or after your employment with AIG) to reasonably cooperate with AIG in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to AIG and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, AIG will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.

•         Tax Matters.  Tax will be withheld by your Employer and/or AIG as appropriate under applicable tax requirements for any payments or deliveries under this letter.  To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A of the U.S. Internal Revenue Code of 1986, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.  Each payment under this letter will be treated as a separate payment for purposes of Section 409A.

•         No Guarantee of Employment or Target Direct Compensation.  This offer letter is not a guarantee of employment or target direct compensation for a fixed term.  Your employment will be on an “at-will” basis, meaning that you and your Employer may terminate your employment at any time and for any reason, with or without prior notice.

•         Entire Agreement.  This offer letter constitutes AIG and your Employer’s only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of AIG or any of its affiliates.

•         Miscellaneous Representations.  You confirm and represent to AIG, by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of AIG or that would adversely impact your ability to perform the expected services on behalf of AIG other than as previously disclosed in writing to AIG; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to AIG or any of its employees, agents or affiliates; (c) you understand and accept all of the terms and conditions of this offer; and (d) you acknowledge that your Employer is an intended third party beneficiary of this offer letter.

•         Non-solicitation.  This offer and your employment with your Employer are contingent on your entering into the enclosed Non-Solicitation and Non-Disclosure Agreement.

•         Good Reason. For purposes of this offer letter as it relates to the Introductory Bonus only, “Good Reason” means (a) a diminution of duties or responsibilities such that they are inconsistent in any material and adverse respect with your then title or offices;  (b) a diminution in title or office that is material and adverse to your authority; (c) a material reduction in base salary; (d) a material reduction in your annual total direct compensation opportunity; or (e) requiring you to be based in any location other than Zurich, Switzerland or New York, New York.

We look forward to having you as a member of AIG’s leadership team.

Sincerely,

American International Group, Inc.

By: /s/ Jeffrey J. Hurd

      Jeffrey J. Hurd
      Executive Vice President –
      Human Resources and Communications

I agree with and accept the foregoing terms.

/s/ Kevin Hogan
Kevin Hogan